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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 12 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (date of earliest event reported): September 26, 1997

                             PLANAR SYSTEMS, INC.
            (exact name of registrant as specified in its charter)

    Oregon                         0-23018                   93-0835396
(State or other                  (Commission               (IRS Employer
jurisdiction of                  File Number)           Identification No.)
incorporation or
 organization)


1400 NW Compton Dr., Beaverton, Oregon                     97006
(Address of principal executive offices)                 (zip code)

       Registrant's telephone number, including area code: (503)690-1100

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Item 2. Acquisition or Disposition of Assets
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     On September 26, 1997, Planar Systems, Inc. (the "Company") purchased all of the outstanding capital stock of Standish Industries, Inc., a Wisconsin corporation, and Standish International, Inc., a Wisconsin corporation, from Charles P. Hoke, Elizabeth A. Hoke and William R. Steinmetz, Trustee of the Steven Hoke Management Trust, the Catherine Hoke Management Trust, the Lauren Hoke Management Trust and the Charles D. Hoke Management Trust. The principal business of the companies acquired is the manufacture, development and sales of liquid crystal displays. The Company will continue to use the plant, equipment and other property acquired for the same purpose, and will operate the companies acquired as separate subsidiaries of the Company. The Company retained all employees of the companies acquired.

     The Company paid a purchase price of approximately $13,650,000 in cash and 89,126 shares of common stock of the Company. This purchase price is subject to adjustment based upon the excess over an agreed upon level of indebtedness of the companies at the closing date, and the amount of expenses incurred by the companies in connection with the transaction. The purchase price was determined through arms length negotiations. The Company funded the cash portion of the purchase price through current working capital.

Item 7. Financial Statements
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     (a)  Financial Statements of Business Acquired


          Not applicable


     (b)  Pro forma financial information


          Not applicable

     (c)  Exhibits

     Number    Description
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     2.1       Stock Purchase Agreement dated August 25, 1997 by and among
               Planar Systems, Inc., Standish Industries, Inc., Standish
               International, Inc., Charles P. Hoke, Elizabeth A. Hoke and
               William R. Steinmetz, Trustee of the Steven Hoke Management
               Trust, the Catherine Hoke Management Trust, the Lauren Hoke
               Management Trust and the Charles D. Hoke Management Trust (the
               "Stock Purchase Agreement") (certain schedules to the Agreement and its exhibits are omitted).

     2.2       Amendment to Stock Purchase Agreement dated August 29, 1997.

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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    PLANAR SYSTEMS, INC.
                                    (Registrant)

DATE: October 8, 1997               /s/ Jack Raiton
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                                    Jack Raiton
                                    Vice President and
                                    Chief Financial Officer

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